Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES EXPIRATION OF ITS EXCHANGE OFFER AND CONSENT SOLICITATION FOR 10 1/2% SENIOR DISCOUNT NOTES DUE 2012

MARCH 22, 2010 — DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) (the “Company”) announced today the expiration of the exchange offer and consent solicitation (the “Exchange Offer”) by Reddy Ice Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Reddy Corp”), for the Company’s outstanding 10 1/2% senior discount notes due 2012 (the “Old Notes”).  The Exchange Offer expired at 12:00 midnight, New York City time, on March 19, 2010 (the “Expiration Date”).  On or prior to the Expiration Date, tenders and consents had been received with respect to approximately 92.2% of the outstanding aggregate principal amount of the Old Notes.

Upon the acceptance of the Old Notes for exchange, holders of Old Notes who provided valid tenders and consents after the early tender date but on or prior to the Expiration Date will receive $1,000.00 principal amount of new 13.25% senior secured notes due 2015 of Reddy Corp for each $1,000.00 principal amount of their Old Notes that are accepted for exchange.  Reddy Corp expects to accept for exchange the Old Notes validly tendered after the early tender date but on or prior to the Expiration Date on March 24, 2010.

Following the Exchange Offer, there will be a total of $11.7 million aggregate principal amount of Old Notes outstanding.

This press release is neither an offer to sell nor the solicitation of an offer to buy any security.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary in-store bagging technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.